Exhibit 99.2

CAROLINE

SOHU.COM

FOURTH QUARTER 2003 AND FISCAL 2003 EARNINGS REPORT

CONFERENCE CALL

Conference Call Script

Date: February 3, 2003 Hong Kong Time Zone Time: 9 AM Hong Kong Time

Date: February 2, 2003 Eastern Time Zone Time: 8:00 PM Eastern Time

Live conference call: Hong Kong Toll Number: +852-2258-4102; China Toll Free Number: 10800-852-0824;

U.S.A Toll Number: +1-415-228-4939; Passcode: 9917018; Conference Leader: Caroline Straathof

Operator: Turns over call to Caroline

Caroline (TOTAL: 2 MINUTES)

Thank you for joining Sohu.com to discuss the financial results for the Fourth Quarter as well as Fiscal 2003. Today, Charles Zhang, CEO and Chairman of the Board, will give you an update on the Company’s corporate strategy and direction; Victor Koo, COO, will discuss the business results of the 4thQuarter and fiscal 2003. After Victor, Derek Palaschuk, Chief Financial Officer, will discuss some financial aspects on the quarter. Then we will open the floor for questions.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements involving risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include, but are not limited to, SOHU.com historical and future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results and the company’s reliance on online advertising sales, mobile phone related e-subscriptions revenue and e-commerce for a significant portion of its revenues. Further information regarding these and other risks is included in Sohu.com’s 10K annual report and in its other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, I would like to introduce Charles Zhang, CEO and Chairman of the board.

Charles (5 minutes)

2003 has been a year of unprecedented success for SOHU in building sustainable profitability while continuing to expand our diversified revenue lines. Quarter after quarter we have taken our revenue base and earnings power to a new level, with net income in the fourth quarter at a record high of 11.6 million dollars.

This proves again that our business model of Diversified and Balanced revenues is a sustainable growth strategy in the dynamic Chinese market.

Both our online advertising business and consumer products grew rapidly as advertisers and users alike recognized the Internet as a mainstream media and entertainment platform in China. We are well positioned for another successful year in which we tap the revenue potential of advertising, search, wireless and online consumer services and consolidate our leading position. We intend to stay well ahead of the increasing number of competitors who are trying to break into this promising Internet market.

Let me share with you some observations, which make me confident about SOHU’s future:

Firstly, the Internet already reaches 80 million users in China, and the growth of the user population continues to be strong. 2004 will see a new inflection point with the Internet population surging above 100 million users.

Secondly, One of the key growth drivers for 2004 and future years will be Online Advertising and Search where Sohu as the Search Fox has a leadership position. After spending so many years teaching Chinese companies about the benefits of the internet, I must admit that I have been surprised by the recent rapid take off in online advertising and the monetization of our directory search over the past 3 quarters. For example, our e-marketing backlog at December 31 2003 was 14 million, which is more than 500% higher than the backlog balance at the end of 2002. With our recent acquisitions of 17173.com and Focus, we have better than ever visibility. On the search side, we now have 55,000 small and medium enterprises that are paying to list in our directory. I expect our advertising revenues in 2004 to grow by a very healthy 70% over 2003 to 50 million.

My third observation is that we continue to successfully turn our users into paying consumers, leveraging our online content, large user base and strong brand.

So far we are monetizing our users mostly through wireless services and we are confident of the outstanding long-term opportunities for SOHU in this area. We are currently seeing a “short breather” in our growth for wireless services as compared to early 2003 because of increased competition and churn rates for some of our products such as dating. I would like to emphasizethat the fundamentals are strong for our wireless business. Our expanding nationwide sales network will assist our future wireless growth. Our MMS and other 2.5G services are also showing rapid growth and these will reach scale in the latter part of 2004 also helping our revenue growth. I also do not anticipate any significant changes in the revenue sharing arrangements with the mobile operators. Most importantly China’s millions of consumers are requesting and using these mobile services in their daily lives.

As I have mentioned before, I am confident that the mobile operators’ support of Sohu and their cooperation with us are stable and long term. In November, I joined China Mobile executives at their invitation on a visit to Japan for a first hand look into the highly advanced wireless services industry there. For all of us it was an inspiring trip. It made me understand – and no doubt China Mobile as well – that together we have only just begun in building a Virtual Community for entertainment, information and communication in China which will assist in the monetization of our users.

In another area of consumer services, online games, we have set some ambitious goals for ourselves. Our objective for 2004 is to gain a stronger foothold in this lucrative market. We will launch a new multi-player online game for open beta in Q2, and Victor Koo will give you more information on that.

We have built strong shareholder value in 2003 as the 5th best performer on Nasdaq, but that is not the end of our story. 2003 was the year in which we proved how profitable our business could be. We finished the year with revenue of slightly over $80 million, an increase of 180% from the previous year and operating profit of $32 million, compared with an operating loss of $ 2 million in 2002. We have now had 14 consecutive quarters where our revenues have grown double-digit quarter-to-quarter. Our 2003 operating margins of 40% are in the top tier of any publicly listed company. We have a lot of work to do and I see continued revenue growth in 2004 and I also see our profitability accelerating after this first quarter as we yield returns from our additional investment in product and marketing.

Before Victor takes you through SOHU’s business operations, so you understand what is driving our growth and why we believe SOHU is the best-positioned company to capture the growth opportunity of the Internet in China, let me update you on the search for a new CFO. We are currently in the process of recruiting candidates and will make an announcement once the search is complete.

Victor?

Victor (8 minutes)

Thank you Charles. Thanks for being with us today and I will discuss how each of our main business lines performed in the Fourth Quarter and is expected to contribute to our 2004 Company results.

Turning first to Advertising Business

1. On SOHU’s Brand Advertising Revenues, let me discuss in more detail how dynamic the online advertising industry is and how SOHU’s strategy is aimed at expanding market share.

1.	We grew our Advertising revenue as guided on the back of strong performance in both our brand advertising and sponsored search component of our Advertising Revenue. As expected, Q4 is traditionally relatively weak for corporate brand advertising compared to the year’s second and third quarters, but we still managed to improve our advertising in Q4 on the record-high Q3 results. Our top clients in Q4 included: China Mobile, China Unicom, Volkswagen, Hyundai, Eachnet, TCL and Lenovo.

2.	We have made an important strategic advance by way of the acquisitions of the 17173.com online games portal and the Focus.cn real estate web site in the last quarter. While their revenue contribution was not material in the Fourth Quarter, we expect these two websites to contribute to our top-line revenue growth in 2004. The acquisitions strengthen our lead as a prime new media and communications platform in China.

3.	2004 is marked by some high-profile top events that SOHU will capitalize on as one of China’s leading Internet companies. The Olympics in Athens and European Soccer Cup are global sporting events during which we expect advertisers to do intensive online marketing and promotion. And for the first time China will host the Formula One in Shanghai and Grand Touring car race in Zhuhai. We are very pleased to be the official website for the Grand Touring race. All these events will attract advertisers to SOHU and that gives us strong visibility for the year. As Charles mentioned, we expect our 2004 ad revenues to grow by a healthy 70% to $50 million.

4.	Because of Chinese New Year holidays there is always the seasonality impact on our ad revenues in the first quarter. We are pleased that increases in our rate card and our recent acquisitions will provide us with a healthy 8% to 12% sequential advertising growth from the fourth quarter. We are positive on the outlook for 2004 as reflected in our full year guidance where our ad revenue growth will accelerate from Q2 onwards. SOHU’s backlog is at a record high as we have backlog of 14 million at Dec 31, 2003 as compared to 2.6 million at Dec 31,2002. Visibility is stronger than ever because corporate clients are signing contracts earlier and for longer-term than before.

5.	Our key operational objectives for 2004 are to further strengthen our media platform and invest back in brand and product. As you may recall, we already booked high profile successes last year with NBA, Yao Ming, Disney and AC Milan. As broadband becomes more widely used in China and multimedia wireless services develop, exclusive entertainment content is crucial to our continuing success.

2. Sohu.net

Our second business line within Advertising is the Sponsored Search based revenues and other marketing services for small and medium sized enterprises which continued to show consistent, solid growth in the Fourth Quarter. Our customer base among the small and medium enterprises expanded to over 55,000, up from 47,000 in Q3. While Search and Paid Listing are still at early stages of development in China, Search is one of the key long-term business lines at SOHU and we are leading the way in monetizing our Search Product in China.

In short, advertising is a Core Business for Sohu and the market outlook in 2004 is very strong for online advertising, paid listing, search and other corporate marketing services.

Next, let me discuss our non-advertising, or consumer business revenue during the Fourth quarter.

Within the consumer business area we expect different business lines to be an engine of growth at different stages in the Company’s development.

•	E-subscriptions

In Q4, 94% of our non-advertising revenue is from e-subscriptions, most of which are collected from the mobile phone through revenue sharing arrangements with China Mobile and China Unicom. We presently have revenue sharing contracts with 11 subsidiaries of China Mobile and one nation-wide contract with China Unicom. There is strong user acceptance of our products, including dating and friends matching, paid alumni club, mobile e-mail and content services.

As for our mobile messaging services, we achieved revenue growth of 12% from Q3 through a combination of product innovation and expansion of our local sales network. There are exciting new opportunities presenting themselves in 2004 through new technology of MMS, WAP and IVR. Our MMS and other 2.5G applications, while at a low percentage of revenues, showed strong growth in the fourth quarter of 2003. Product innovation and marketing continue to be important growth drivers in this business area.

•	Online Game

Games are an important component of our long-term business strategy. We are still in the first phase of our business strategy for online games. Our online game Knight Online enables us to gain solid business experience in this growth industry, which is still at an early stage in China.

We are moving to the second phase of our business strategy in the second quarter of 2004 with the open-beta launch of a new Online Game, a multi-player adaptation of the popular Chinese PC based game Blade Online, which was produced in China. In additions, we are very pleased to have on board the employees of 17173.com, the games portal we acquired in Q4. They bring a team with strong games expertise inhouse, and we look forward to further develop our games development strategy together.

In conclusion

The Internet in China offers great opportunities and we are confident in our ability to capture the benefits of this growing market. Our longstanding momentum provides the ability to scale up our business to achieve sustainable, long-term growth and profitability.

This concludes my part of the presentation. Now it is Derek Palaschuk’s turn, our Chief Financial Officer, to discuss some of the financial aspects for the fourth quarter.

Financial Overview – Derek (TOTAL: 5 MINUTES)

Derek Financial Script Q4 -

I. Introduction

A. Thanks Victor. Q4 was another solid quarter for Sohu as we increased our Operating Profit by US$ 2.0 million from the previous quarter to $11.2 million. We did this on the back of our 14th consecutive quarter where we achieved double digit sequential revenue growth. Cash flow from operations for the 4th quarter was $12.8 mln (Q3: 10 mln). Our operating margins reached record highs of 45% and we completed 2 earnings accretive acquisitions.

B. Rather than repeating what you have already read in the press release and to leave more time for the Q&A, I will just make some additional comments on the balance sheet and our cost structure before I finish with my closing comments.

II. Balance Sheet

1. We often get questions from investors on our receivables collection especially as regards collections from the mobile operators. We are pleased with our accounts receivable control as our DSO at the end of the year was 45 Days as compared to 49 days in the 3rd quarter and looking back to the first quarter of 2003 where it was 67 days. Our December 31,2003 accounts receivable balance of 12.8 million includes 6.1 million of receivables related to our advertising business and 5.9 million for e-subscriptions (Q3: 11.5 million includes $4.9 million for advertising business and $6.9 million for

e-subscriptions). As in the past, we had a regular collections from our mobile operators demonstrated in that the Dec 31,2003 e subscriptions accounts receivable balance of 5.9 mln was $1 million less than the 6.9 mln at September 30, 2003. Let me emphasize here that we have never had a bad debt from a mobile operator.

2. Capex spending was US$2.2 million in Q4 and US$5.3 million for the fiscal year 2003. (1.2 million in Q3; 780,000 in Q2; 1,038 K in Q1).

You will note on the Dec 31,2003 balance sheet there is goodwill of 31.7 million which arose on our acquisition of focus and 17173. In accordance with US GAAP this goodwill will not be amortised. Also included on the Dec 31 balance sheet is intangible assets of 4.1 million which were are also related to the Q4 acquisitions. These intangibles are amortised over their useful lives and we will record quarterly amortization of $17,000 per quarter for the next 3 years and 50,000 per quarter in years 4 to 15.

Before we proceed to the Q&A, I would like to make a few comments on our business outlook for Sohu which we believe will lead to continued long term growth and profitability. As Victor and Charles have already discussed the revenue side, I will review with you our cost structure.

First let me first talk about our non advertising gross margins which we have guided to be 67% to 69%. The key point we would like to make here is that at this time we do not anticipate any significant changes in the revenue sharing arrangements with the mobile operators. Speaking to investors over the past few years this has always been a significant concern. Charles has already discussed the win/win partnership we have with the operators.

Our operating costs are expected to increase 15% in the first quarter of 2004. As Sohu has always spent intelligently we would like you to understand the nature of these increases which will bring benefit to our shareholders. We began consolidating focus and 17173 in Dec so that our Q4 results only include one month of these costs whereas Q1 will have 3 months of operating costs including the 171 thousand in amortization of intangibles. As we prepare for the launch of our next online game, since US GAAP does not allow the deferral of our prelaunch game operating and development costs the game’s costs are included in our current operating expenses. We are also increasing investment in improving our key products such as search, instant messaging and email. While this spending has a short term impact on our first quarter revenue fall through rate and a small decrease in our operating margin we believe it will yield benefits in future quarters.

As a result of our tax restructuring undertaken in 2003, we expect income taxes on our China sourced income to be nominal in 2004 and that income taxes on our US source income which is mainly interest income will be 300 thousand per quarter or 1.2 million for the full year.

In closing, Sohu’s solid fundamentals, its top internet brand, and Sohu’s proven and talented managers combined with the unrivalled growth of the Chinese internet provide exciting opportunities for the company and its shareholders.

I look forward to any questions during the Q&A. Moderator, can you please open the floor for questions.